Exhibit 99.1

Astellas Exercises Option to Purchase Maxygen’s Interest in Perseid

REDWOOD CITY, Calif., March 17, 2011 — Maxygen, Inc. (Nasdaq: MAXY) today announced that Astellas Pharma Inc. has exercised its option to purchase all of Maxygen’s equity interests in Perseid Therapeutics LLC at the current exercise price of $76.0 million.

Under the terms of the companies’ 2009 joint venture arrangement, Maxygen transferred substantially all of its protein pharmaceutical programs and related assets and research and development personnel to Perseid and granted Astellas an option to acquire all of Maxygen’s ownership interest in Perseid at specified exercise prices that increased each quarter over the term of the option, which was scheduled to expire on September 18, 2012.

“Astellas’ decision to exercise this option represents another important milestone in Maxygen’s on-going efforts to maximize the value of its portfolio of assets,” said James Sulat, Maxygen’s Chief Executive Officer. “It also represents the culmination of an extraordinary effort on the part of the staff at Perseid Therapeutics to demonstrate the value of its programs and the MolecularBreedingTM directed evolution platform to Astellas,” continued Mr. Sulat.

The closing of the acquisition transaction is subject to Maxygen and Astellas entering into a definitive agreement for the acquisition by Astellas of the preferred units of Perseid held by Maxygen and review and clearance of the transaction by U.S. regulatory authorities. Maxygen’s stockholders approved the acquisition in 2009 as part of the joint venture arrangement. The parties expect the transaction to close in the second quarter of 2011. Upon consummation of the acquisition transaction, Perseid will become a wholly-owned subsidiary of Astellas and Maxygen will have no further interests or obligations with respect to the business and operations of Perseid, except for the provision of limited transition services between the companies.

About the Joint Venture Arrangement

In June 2009, Maxygen and Astellas entered into a joint venture arrangement involving substantially all of Maxygen’s programs and technology assets in protein pharmaceuticals. Under the arrangement, Maxygen formed Perseid, which began operations on September 18, 2009 in connection with the consummation of the joint venture transaction, and contributed $10.0 million of cash and substantially all of its programs and technology assets in protein pharmaceuticals (excluding its MAXY-G34 program) to Perseid in exchange for an 83.3% ownership interest in Perseid. Astellas also invested $10.0 million of cash in Perseid and holds the remaining 16.7% ownership interest. Perseid is focused on the discovery, research and development of multiple protein pharmaceutical programs, including its CTLA-4 Ig program, which it is developing in collaboration with Astellas. Perseid and Astellas have two collaboration agreements: one for the co-development and commercialization of Perseid’s CTLA-4 Ig program and one for the discovery, research and preclinical development of certain protein therapeutics other than the CTLA-4 Ig program.

In January 2011, Astellas initiated a Phase I clinical study to evaluate Perseid’s CTLA-4 Ig therapeutic (designated by Astellas as ASP2408) for the treatment of rheumatoid arthritis and potentially other autoimmune indications. It is the first clinical trial being conducted under Perseid’s collaboration with Astellas, which is sponsoring the clinical trial. Perseid earned a $10.0 million payment from Astellas for the achievement of this clinical milestone.

About Maxygen

Upon consummation of the purchase by Astellas of Maxygen’s equity interests in Perseid, Maxygen will continue to retain all rights to its MAXY-G34 product candidate, which is designed to be an improved, next-generation pegylated, granulocyte colony stimulating factor, or G-CSF, for the treatment of chemotherapy-induced neutropenia. In addition to the $76.0 million in cash Maxygen expects to receive from Astellas upon consummation of the acquisition transaction, it also held approximately $128.0 million in cash, cash equivalents and marketable securities as of December 31, 2010 ($25.7 million of which was held by Perseid as of such date) and remains eligible for a milestone payment of up to $30.0 million from Bayer HealthCare LLC related to the sale of hematology assets to Bayer in July 2008. For more information, please visit www.maxygen.com.

Cautionary Statement Regarding Maxygen Forward-Looking Statements

This document contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations and beliefs of Maxygen’s management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements contained in this document include statements regarding the joint venture arrangement and other agreements with Astellas, including the pending acquisition transaction under which Astellas will purchase all of Maxygen’s equity interests in Perseid, and whether Maxygen and Astellas will be able to consummate the acquisition transaction in a timely manner or at all. These statements are not guarantees of future performance, involve certain risks, uncertainties and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed herein. In any forward-looking statement in which Maxygen expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will result or be achieved or accomplished. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: a decision by Astellas to not proceed with the purchase for any reason (or no reason at all), the inability of Maxygen and Astellas to agree on the form or terms of the definitive agreement for the transaction, the inability to obtain regulatory clearances for the transaction, unexpected delays in consummating the purchase and other economic, business, competitive, and/or regulatory factors affecting business of Maxygen, Perseid and/or Astellas and the markets each serves generally, including those set forth in Maxygen’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, especially in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections, and its Current Reports on Form 8-K and other SEC filings. Maxygen is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

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Contact:

Linda Chrisman

linda.chrisman@maxygen.com

650.298.5351